CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT

MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF

PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Exhibit 10.6

EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

GRE-ILLINOIS, LLC

As Seller

GREAT RIVER ENTERTAINMENT, LLC

As Owner

GRAND RIVER JACKPOT, LLC

As the Company

and

ACCEL ENTERTAINMENT GAMING, LLC

As Buyer

dated as of

August 26, 2019

i

ii

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of August 23, 2019, is entered into by and among GRE-Illinois, LLC, an Illinois limited liability company (“Seller”), Great River Entertainment, LLC, an Iowa limited liability company (“Owner”), Grand River Jackpot, LLC, an Illinois limited liability company (the “Company”), and Accel Entertainment Gaming, LLC, an Illinois limited liability company (“Buyer” and together with Seller and Owner, each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, at the Closing, Seller shall own all of the issued and outstanding membership interests (the “Membership Interests”) in the Company;

WHEREAS, the Company is a licensed Terminal Operator pursuant to the Illinois Video Gaming Act (the “Act”) and the written policies, rules and regulations promulgated thereunder (collectively, with the Act, the “Video Gaming Laws”) and owns, services, maintains and places Video Gaming Terminals (as defined in the Act) in various establishments (“Gaming Establishments”) that are licensed under the Act (the “Gaming Business”);

WHEREAS, the Company owns 100% of the issued and outstanding membership interests of Grand River Amusements, LLC, an Illinois limited liability company (“GRA”) and GRA is in the business of owning, servicing, maintaining and providing amusement games for placement in facilities (“Amusement Establishments”) throughout the State of Illinois (the “Amusement Business”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Membership Interests, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“2019 Sales Agent Payment Liability” means all Sales Agent Payments required to be paid by the Company post-Closing during the 2019 calendar year.

“2019 Regional Manager Payment Liability” means all Regional Manager Payments required to be paid by the Company post-Closing during the 2019 calendar year.

“Accounting Conventions” has the meaning set forth in Section 6.17.

“Act” has the meaning set forth in the recitals.

“Additional Cash Amount” has the meaning set forth in Section 2.03(a)(i)(D).

“Adjustment Component” has the meaning set forth in Section 2.06(b).

“Adjustment Notice” has the meaning set forth in Section 2.06(b).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 6.13(e).

“Amusement Agreement” means an oral or written agreement memorializing GRA’s right to place amusement assets in an Amusement Establishment counterparty thereto.

“Amusement Business” has the meaning set forth in the recitals to this Agreement.

“Amusement Establishment” has the meaning set forth in the recitals.

“Anti-Corruption Law” means the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), as amended, any rules or regulations thereunder, the U.S. Travel Act or any other Laws concerning anti-corruption, anti-bribery, or money laundering.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Auditor” has the meaning set forth in Section 2.03(a)(ii).

“Average Net Win Per Machine Per Day” means, with respect to a Gaming Establishment, the Net Win for such Gaming Establishment during the applicable measurement period, divided by the aggregate number of Machine Days for such Gaming Establishment during the applicable measurement period.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Baseline Location” means a Company Establishment that has had live Video Gaming Terminals therein operated by the Company for at least six (6) consecutive months as of the applicable measurement date.

“Baseline Location Schedule” has the meaning set forth in Section 6.17(b).

“Benefit Plan” has the meaning set forth in Section 3.16(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Illinois are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 6.04(b).

“Buyer Fundamental Representations and Warranties” means those representations and warranties of Buyer set forth in Section 5.01 and Section 5.02.

“Buyer Indemnitee” has the meaning set forth in Section 8.02.

“Buyer’s Phase 1 Due Diligence” has the meaning set forth in Section 6.02(a).

“Buyer’s Phase 1 Termination Right” has the meaning set forth in Section 6.02(a).

“Buyer’s Phase 2 Due Diligence” has the meaning set forth in Section 6.02(b).

“Capitalization Schedule” has the meaning set forth in Section 3.03(a).

“Cash Reimbursement Amount” shall mean the sum of (i) the Vault and ATM Cash Reimbursement Amount; (ii) the VGT Cash Reimbursement Amount, and (iii) the Additional Cash Amount, each as calculated on the Closing Date pursuant to the schedules provided by Seller pursuant to Section 2.03(a)(i).

“CIM” has the meaning set forth in Section 3.24.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Financial Certificate” has the meaning set forth in Section 7.02(g).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Closing Use Agreement” means a Use Agreement with a Company Establishment as more fully set forth on Section 1.01(b) of the Disclosure Schedules.

“Company Continuing Employee” has the meaning set forth in Section 6.04(a).

“Company Establishment” means: (a) a Gaming Establishment that has entered into a Use Agreement and is set forth on Section 1.01(b) of the Disclosure Schedules with the Company or that was assigned to the Company, (b) any Pipeline Establishment that has entered into a Use Agreement as set forth on Section 1.01(b) of the Disclosure Schedules with the Company or that was assigned to the Company or enters into a Use Agreement with the Company, Buyer or an Affiliate of Buyer following the date hereof, (c) any successor in interest to the original party to a Use Agreement or any Person that occupies a facility or location having been subject to a Use Agreement set forth in (a) or (b) of this definition, or (d) a Gaming Establishment majority owned by one or more owners of a facility or location having been subject to a Use Agreement set forth in (a), (b) or (c) of this definition, that enters into a Use Agreement with the Company or Buyer or an Affiliate of Buyer within nine (9) months of Closing.

“Company Intellectual Property” has the meaning set forth in Section 3.11(b).

“Company Operating Agreement” means that certain Amended and Restated Operating Agreement of the Company, dated October 31, 2016 (as amended).

“Company Transaction Expenses” means the sum of all expenses of the Company or GRA, or for which the Company or GRA is liable, related to or arising from the negotiation, preparation and consummation of this Agreement or the transactions contemplated hereby, including (a) all investment banking fees, commissions, advisory fees, legal fees, accounting fees, (b) all severance, sale, stay, bonuses or other similar payments paid or payable in connection with the transactions contemplated by this Agreement, (c) the 2019 Regional Manager Payment Liability and the 2019 Sales Agent Payment Liability (but, for the avoidance of doubt, not including any Route Location Payments due post-Closing or other continuing employee/sales agent commissions that arise because of the occurrence of events (including the passage of time) post-Closing), in each case, including any employer-side payroll or similar Taxes arising in connection therewith and (D) fifty percent (50%) of the cost of the R&W Insurance Policy.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of May 9, 2019, between Buyer and the Company.

“Data Room” means the electronic documentation site established by Intralinks, Inc. on behalf of Seller containing the documents set forth in the index included in Section 1.01(a) of the Disclosure Schedules dated as of two (2) days prior to the Closing Date.

“Date of Last Service” has the meaning set forth in Section 2.03(a)(i)(B).

“Deductible” has the meaning set forth in Section 8.04(a).

“Deposit” means the payment of $6 million put into escrow with the Escrow Agent, pursuant to that certain Escrow Agreement by and among Buyer, Seller and the Escrow Agent dated August 23, 2019 and attached hereto as Exhibit C.

“Deposit Conditions” means each of the following is true as of the date of the applicable termination: (i) Buyer’s Phase 1 Due Diligence Period has expired in accordance with the terms set forth herein, (ii) the Closing Conditions set forth in Section 7.01(a) have been satisfied, (iii) the Company and GRA have been in material compliance with Section 6.01 since the date of this Agreement, (iv) the Use Agreement Summary is materially accurate, and (v) the representations and warranties of Seller, the Company and GRA contained in Article III are true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

“Direct Claim” has the meaning set forth in Section 8.05(b).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 9.01(b)(i).

“Employees” means those Persons employed by the Company or GRA immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, conditional sale or other encumbrance of any kind or character whatsoever or other defect in title.

“Environmental, Health and Safety Requirements” means all applicable Laws concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means a trade or business (whether or not incorporated) that is treated as a single employer with the Company or GRA within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Fifth Third Bank, an Ohio banking corporation.

“Estimated Adjustment Component” means each of (i) the Estimated Working Capital and (ii) the Estimated Unpaid Company Transaction Expenses.

“Estimated Cash Reimbursement Amount” means the Company’s good faith estimate of the Cash Reimbursement Amount as set forth in the notice delivered to Buyer pursuant to Section 2.03(a).

“Estimated Closing Payment” has the meaning set forth in Section 2.02(a).

“Estimated Working Capital” has the meaning set forth in Section 7.02(g).

“Estimated Unpaid Company Transaction Expenses” has the meaning set forth in Section 7.02(g).

“Final Cash Reimbursement Amount” has the meaning set forth in Section 2.03(a)(iv).

“Financial Statements” has the meaning set forth in Section 3.06.

“Flow of Funds Schedule” means that certain flow of funds allocating the amount paid at Closing to Seller and which shall include wire transfer instructions for Seller, which initial schedule shall be delivered by Seller to Buyer no later than two (2) Business Days prior to the Closing Date and shall be updated immediately prior to the Closing to account for the reimbursement of Cash Reimbursement Amount.

“Fundamental Representations and Warranties” means the Buyer Fundamental Representations and Warranties and the Seller Fundamental Representations and Warranties.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Gaming Business” has the meaning set forth in the recitals.

“Gaming Establishments” has the meaning set forth in the recitals.

“GE Person Buy-Out” means the purchase by Seller of all of Grand Enterprises, LLC’s Membership Interests in the Company pursuant to the applicable provisions of the Company Operating Agreement.

“GE Restricted Person” means each of Misty Menossi, Ryan Menossi, Leonard A. Rakers and Leonard P. Rakers.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Official” means (a) an officer, agent or employee of any Governmental Authority or (b) any candidate for any office of or position with any Governmental Authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“GRA Operating Agreement” means the operating agreement of GRA dated August 6, 2012.

“GRJ Restricted Person” means any of Seller, [***] and [***].

“IGB” means the Illinois Gaming Board.

“Indebtedness” means (a) all indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade liabilities and other current liabilities incurred in the ordinary course of business consistent with past practice which are not more than ninety (90) days past due), (d) any commitment by which a Person assures a creditor against Loss (including contingent reimbursement obligations with respect to letters of credit), (e) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of a contract to repurchase or reimburse), (f) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against Loss, (g) any indebtedness secured by an Encumbrance on a Person’s assets and (h) accrued interest to the day immediately prior to the Closing Date in respect of any obligations described in the foregoing clauses (a) through (g) of this definition and all premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of such obligations which will be paid or prepaid (or become payable) at the Closing. For the avoidance of doubt, Indebtedness shall not include any Company Transaction Expense.

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Insurance Policies” has the meaning set forth in Section 3.12.

“Insurer” means Euclid Transactional, in its capacity as insurer under the R&W Insurance Policy.

“Intellectual Property” has the meaning set forth in Section 3.11(a).

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the knowledge of those persons listed on Section 1.01(c) of the Disclosure Schedules; provided, that such individuals shall be deemed to have knowledge of a particular fact, circumstance, event or other matter if (x) such knowledge could be obtained from reasonable inquiry of such individual’s direct subordinates or direct reports or (y) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual) in, or that have been in, the possession of such individual, including his or her personal files.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leases” has the meaning set forth in Section 3.10(b).

“LOI” means that certain Letter of Intent between Buyer and Seller dated July 18, 2019, as amended.

“Losses” means any losses, damages, liabilities, claims, fees, awards, Taxes, judgments, fines, penalties, interests, costs and expenses, including costs of enforcement, investigation and defense and reasonable attorneys’ fees of counsel, experts and other professionals.

“Machine Day” means with respect to each Video Gaming Terminal located in a Gaming Establishment during a measurement period, the number of days during such measurement period that such Video Gaming Terminal is located and operational in such Gaming Establishment.

“Material Adverse Effect” means any one or more events, occurrences, facts, conditions or changes that are, or would reasonably be expected to be, materially adverse, individually or in the aggregate, to (a) the business, results of operations, condition (financial or otherwise) or assets, liabilities, revenues, income, business, prospects, operations or results of operations of the Company and GRA, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic conditions (except to the extent that such changes have a disproportionate impact on the Company and GRA (taken as a whole) as compared to other companies in the industry in which the Company or GRA operates); (ii) conditions generally affecting the industries in which the Company and GRA operate (except to the extent that such changes have a disproportionate impact on the Company and GRA (taken as a whole) as compared to other companies in the industry in which the Company or GRA operates); (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates (except to the extent that such changes have a disproportionate impact on the Company and GRA (taken as a whole) as compared to other companies in the industry in which the Company or GRA operates); (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws (other than by legislation or any action of the IGB) or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, Company Establishments, suppliers, distributors or others having relationships with the Company or GRA; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by the Company or GRA to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Membership Interests” has the meaning set forth in the recitals.

“Net Terminal Income” has the meaning set forth in the Act.

“Net Win” means, with respect to a Gaming Establishment, all amounts deposited into Video Gaming Terminals located in such Gaming Establishment during the applicable measurement period less the amount of all credits or payouts issued to players during such measurement period with respect to such Video Gaming Terminals.

“OA Restrictive Covenants” means those certain restrictive covenants of the GE Restricted Persons set forth in Section 6.9(c) of the Company Operating Agreement.

“One-Year Measurement Period” means the one-year period ending on the One-Year Payment Date.

“One-Year Payment Amount” has the meaning set forth in Section 2.02(b).

“One-Year Payment Amount Offset” means the sum of the following payments actually made by the Company during the One-Year Measurement Period: (i) the Route Location Payments, (ii) the Sales Agent Payments, and (iii) the Regional Manager Incentive Payments. No 2019 Sales Agent Payment Liability or 2019 Regional Manager Payment Liability included in the Estimated Working Capital calculation shall count toward the One-Year Payment Amount Offset.

“One-Year Payment Date” means the date that is the one-year anniversary of the Closing Date (provided that if such date is not the last day of a calendar month, then the last day of the calendar month in which such anniversary occurs).

“Owner Audited Financial Statements” has the meaning set forth in Section 4.03.

“Owner Financial Statements” has the meaning set forth in Section 4.03.

“Owner Interim Financial Statements” has the meanings set forth in Section 4.03.

“Party” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Phase 1 Due Diligence Period” has the meaning set forth in Section 6.02(a).

“Phase 2 Due Diligence Period” has the meaning set forth in Section 6.02(b).

“Pipeline Establishment” means an establishment identified as being solicited by the Company to enter into a Use Agreement with the Company and set forth on Section 1.01(b) of the Disclosure Schedules and which establishment actually executes a Use Agreement with the Company within nine (9) months of the Closing.

“Post-Closing Tax Period” means any taxable period or portion thereof that begins after the Closing Date.

“Pre-Closing Tax Period” means any taxable period or portion thereof that ends on or before the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.16(b).

“R&W Insurance Policy” means that certain buyer-side representations and warranties insurance policy to be issued by the Insurer to the Buyer on terms reasonably satisfactory to Buyer, to be entered into simultaneously with, and effective as of, the Closing.

“Real Property” means the real property owned, leased or subleased by the Company or GRA, together with all buildings, structures and facilities located thereon.

“Regional Manager Incentive Payments” means any incentive payments actually paid to any Company regional manager pursuant to the Company’s 2019 Commission Program with respect to a Gaming Establishment that has entered into a Use Agreement with the Company and is set forth on Section 1.01(b) of the Disclosure Schedules, or any Pipeline Establishment that has entered into a Use Agreement with the Company as set forth on Section 1.01(b) of the Disclosure Schedules. All potential Regional Manager Incentive Payments that may be payable during the One-Year Measurement Period and Three-Year Measurement Period is set forth on Section 1.01(d) of the Disclosure Schedules; provided that any payment (or portion thereof) made as a result of a post-Closing modification or amendment to the Company’s 2019 Commission Program without Seller’s consent shall not be deemed to be a Regional Manager Incentive Payment for purposes of calculating the One-Year Payment Amount Offset or the Three-Year Payment Amount Offset to the extent resulting from such modification or amendment.

“Releasees” has the meaning set forth in Section 6.21.

“Removal Date” means the date on which Buyer terminates the applicable Use Agreement or otherwise voluntarily removes its Video Gaming Terminals from a Company Establishment.

“Representative” means, with respect to any Person, such Person’s Affiliates and any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person and its Affiliates.

“Restricted Territory” means the state of Illinois.

“Restrictive Covenant Period” means the period beginning on the Closing Date and ending on the five (5) year anniversary of the Closing Date.

“Route Location Payments” means any payments made with respect to any route acquisitions completed by the Company prior to Closing. All potential Route Location Payments that may be payable during the One-Year Measurement Period and Three-Year Measurement Period is set forth on Section 1.01(e) of the Disclosure Schedules; provided that any payment (or portion thereof) made as a result of a post-Closing modification or amendment to a route acquisition agreement without Seller’s consent shall not be deemed to be a Route Location Payment for purposes of calculating the One-Year Payment Amount Offset or the Three-Year Payment Amount Offset to the extent resulting from such modification or amendment.

“Sales Agent” means an employee or consultant of the Company who facilitated the Company’s acquisition of a Company Closing Use Agreement as evidenced by such person being identified as the sales agent with respect to such Use Agreement.

“Sales Agent Payment” means any payments made to any Sales Agent for procuring a Company Closing Use Agreement. All potential Sales Agent Payments that may be payable during the One-Year Measurement Period and Three-Year Measurement Period is set forth on Section 1.01(f) of the Disclosure Schedules; provided that any payment (or portion thereof) made as a result of a post-Closing modification or amendment to any agreement with a Sales Agent without Seller’s consent shall not be deemed to be a Sales Agent Payment for purposes of calculating the One-Year Payment Amount Offset or the Three-Year Payment Amount Offset to the extent resulting from such modification or amendment.

“SciGames Report” has the meaning set forth in Section 2.03(a)(i)(C).

“Seller” has the meaning set forth in the preamble.

“Seller Cap” has the meaning set forth in Section 8.04(b).

“Seller Fundamental Representations and Warranties” means those representations and warranties of Seller set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.18, Section 3.21 and Section 3.23.

“Seller Indemnitee” has the meaning set forth in Section 8.03.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends on or after the Closing Date.

“Survival Period” has the meaning set forth in Section 8.01.

“Target Working Capital” means $0.00.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Tax Determination” has the meaning set forth in Section 6.13(c)(ii).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed by any taxing authority in connection with the determination, assessment, collection, imposition, payment, refund or credit of any federal, state, local or foreign Tax or the administration of the laws relating to any Tax., including any schedule or attachment thereto, and including any amendment thereof.

“Terminal Operator” has the meaning set forth in the Act.

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

“Three-Year Measurement Period” means the two-year period ending on the Three-Year Payment Date.

“Three-Year Payment Amount” has the meaning set forth in Section 2.02(c).

“Three-Year Payment Amount Offset” means the sum of the following payments actually made by the Company during the Three-Year Measurement Period (which, for the avoidance of doubt shall not include any amounts included in the One-Year Payment Amount Offset): (i) the Route Location Payments, (ii) the Sales Agent Payments, and (iii) the Regional Manager Incentive Payments. No prepayment of any Route Location Payment, Sales Agent Payment or Regional Manager Incentive Payment made during the Three-Year Measurement Period, which was otherwise scheduled to be made subsequent thereto, shall count toward a Three-Year Payment Amount Offset.

“Three-Year Payment Date” means the date that is the three-year anniversary of the Closing Date; provided that if such date is not the last day of a calendar month, then the last day of the calendar month in which such anniversary occurs.

“TO Share Schedule” has the meaning set forth in Section 6.17.

“TPG” means TPG Pace Holdings Corp.

“TTM GRJ TO Share” means as of the Closing Date, the One-Year Payment Date or the Three-Year Payment Date (as applicable), the Terminal Operator’s share of Net Terminal Income generated by all Company Establishments during the twelve (12) month period ending as of the applicable date (as calculated in accordance with Section 6.17).

“Underperforming Establishment” means either a Year One Underperforming Establishment or a Year Three Underperforming Establishment.

“Unpaid Company Transaction Expenses” means, as of the Closing, any Company Transaction Expenses not previously paid by the Company.

“Unredeemed Voucher Liability” has the meaning set forth in Section 2.03(b).

“USB Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of October 31, 2016, by and among GRE Funding Company, LLC, GRE Burlington Holding Company, LLC and U.S. Bank National Association, as Administrative Agent.

“Use Agreements” means, the agreements that are related to the placement of Video Gaming Terminals in qualifying Gaming Establishments to operate Video Gaming Terminals on its premises.

“Use Agreement Summary” means that certain summary of the Use Agreements set forth in Folder # 2.1 in the Data Room, as such may be updated from time-to-time by Seller.

“Vault and ATM Cash Reimbursement Amount” has the meaning set forth in Section 2.03(a)(i)(A).

“VGT Cash Amount” shall mean with respect to each Company Video Gaming Terminal, (x) the sum of the aggregate dollar amount of transactions reported on the SciGames Reports for such Video Gaming Terminal for each day after the Date of Last Service for such Video Gaming Terminal and prior to the Closing Date plus (y) 50% of the dollar amount of transactions reported on the SciGames Report for such Video Gaming Terminal on the Date of Last Service.

“VGT Cash Reimbursement Amount” shall mean the aggregate VGT Cash Amount for each Company Video Gaming Terminal.

“Video Gaming Laws” has the meaning set forth in the recitals.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital” means (a) the Company’s prepaid expenses and accounts receivable as of the Closing (as defined by and determined in accordance with GAAP) less (b) the Company’s total consolidated liabilities as of the Closing (as defined by and determined in accordance with GAAP)1. For purposes of calculating Working Capital, the Company’s consolidated liabilities shall (regardless of whether they would be treated as a current liability under GAAP) exclude any Unpaid Company Transaction Expenses. Set forth on Exhibit A, for illustrative purposes only, is an example calculation of the Working Capital as if the Closing had occurred as of June 30, 2019.

“Year One Underperforming Establishment” means a Company Establishment with respect to which Buyer terminates the applicable Use Agreement or otherwise voluntarily removes its Video Gaming Terminals during the One-Year Measurement Period which (i) is a Baseline Location as of the Removal Date, and (ii) has an Average Net Win Per Machine Per Day during the six-month period ending on the Removal Date that is in the bottom five percent (5%) of the Average Net Win Per Machine Per Day for all Baseline Locations set forth in TO Share Schedule delivered by Buyer to Seller with respect to the One-Year Payment Date. For the avoidance of doubt, the number of Year One Underperforming Establishments cannot be more than five percent (5%) of the total number of Baseline Locations set forth in the TO Share Schedule delivered by Seller to Buyer prior to the Closing Date.

“Year Three Underperforming Establishment” means a Company Establishment with respect to which Buyer terminates the applicable Use Agreement or otherwise voluntarily removes its Video Gaming Terminals during the Three-Year Measurement Period which (i) is a Baseline Location as of the Removal Date, and (ii) has an Average Net Win Per Machine Per

[1]	Sample calculation does not include indebtedness of the Company to be paid off at Closing.

Day during the six-month period ending on the Removal Date that is in the bottom five percent (5%) of the Average Net Win Per Machine Per Day for all Baseline Locations set forth in TO Share Schedule delivered by Buyer to Seller with respect to the Three-Year Payment Date. For the avoidance of doubt, the number of Year Three Underperforming Establishments cannot be more than five percent (5%) of the total number of Baseline Locations set forth in the Baseline Location Schedule.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Membership Interests for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price for the Membership Interests shall be $109,500,000.00 (the “Purchase Price”), subject to and payable as follows:

(a) Subject to Section 2.03 and Section 2.06, an amount equal to (i) $100,000,000.00 plus (ii) an amount (which may be positive or negative) equal to the difference between the Estimated Working Capital minus the Target Working Capital, plus (iii) the Estimated Cash Reimbursement Amount, minus (iv) the Unredeemed Voucher Liability, minus (v) the Deposit and minus (vi) the Estimated Unpaid Company Transaction Expenses (such amount, the “Estimated Closing Payment”) shall be payable at the Closing;

(b) $2,500,000.00 (the “One-Year Payment Amount”) shall be payable within thirty (30) days of the One-Year Payment Date subject to and payable in accordance with Section 6.17; and

(c) $7,000,000.00 (the “Three-Year Payment Amount”) shall be payable within thirty (30) days of the Three-Year Payment Date subject to and payable in accordance with Section 6.17.

Section 2.03 Reimbursement of Company Cash.

(a) Gaming Cash.

(i) No later than two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer a schedule together with backup information detailing:

(A) the estimated amount of cash in the vault Equipment and the ATMs of the Company as of the close of business on the day prior to the Closing Date (such amount, the “Vault and ATM Cash Reimbursement Amount”); provided, the Vault and ATM Cash Reimbursement Amount shall exclude any accounts receivable;

(B) the last date of service by the Company from each of the Company’s Video Gaming Terminals prior to the Closing Date (the “Date of Last Service”);

(C) Scientific Games, On Demand, Video Gaming Transaction Report (“SciGames Report”) for each Company Video Gaming Terminal for the Date of Last Service and each day thereafter prior to the Closing Date; and

(D) the estimated amount of cash, as of the close of business on the day before the Closing Date, (x) remaining in any Company bank accounts, (y) on delivery trucks in transit for deposit in Video Gaming Terminals and ATMs (the “Additional Cash Amount”).

(ii) Within ten (10) Business Days after the Closing Date, Buyer shall deliver to Seller a schedule together with backup information detailing the actual amount of cash in the vault Equipment and the ATMs as of the close of business on the day prior to the Closing Date, the VGT Cash Amount for each Company Video Gaming Terminal and the Additional Cash Amount (the “Actual Cash Amount Calculation”). At any time within twenty (20) Business Days after receiving such report from Buyer, Seller may deliver a notice to Buyer disputing the Actual Cash Amount Calculation. Each of Buyer and Seller agrees to cooperate in good faith to resolve any such dispute, and if, after ten (10) Business Days of good faith negotiation, the Parties are unable to resolve such dispute then the dispute shall be finally resolved by a nationally recognized accounting firm as shall be mutually agreed by Buyer and Seller (the “Auditor”).

(iii) The fees, costs and expenses of the Auditor in connection with this Section 2.03 shall be paid (i) by Buyer in the event the absolute value of the difference between the actual amount of cash in the vault Equipment and the ATMs as of the close of business on the day prior to the Closing Date, the VGT Cash Amount for each Company Video Gaming Terminal and the Additional Cash Amount as determined by the Auditor pursuant to this Section 2.03 and the Actual Cash Amount Calculation delivered by Buyer pursuant to Section 2.03(a)(ii) (such aggregate difference, the “Buyer’s Cash Difference”) is greater than the absolute value of the difference between the final actual amount of cash in the vault Equipment and the ATMs as of the close of business on the day prior to the Closing Date, the VGT Cash Amount for each Company Video Gaming Terminal and the Additional Cash Amount as determined by the Auditor pursuant to this Section 2.03 and the actual amount of cash in the vault Equipment and the ATMs as of the close of business on the day prior to the Closing Date, the VGT Cash Amount for each Company Video Gaming Terminal and the Additional Cash Amount set forth in Seller’s notice of objection delivered pursuant to Section 2.03(a)(ii) (such aggregate difference, the “Seller’s Cash Difference”), (ii) by Seller if the Buyer’s Cash Difference is less than the Seller’s Cash Difference or (iii) equally by the Buyer and Seller if the Buyer’s Cash Difference is equal to the Seller’s Cash Difference.

(iv) The final determination of the actual amount of cash in the vault Equipment and the ATMs, aggregate VGT Cash Amount for each Company Video Gaming Terminal, and Additional Cash Amount as of the close of business on the day prior to the Closing Date (the “Final Cash Reimbursement Amount”) shall become final and binding on all Parties upon the earliest to occur of (A) mutual agreement by the Parties that such amount is final, (B) the date that is one (1) day after the ten (10) Business Day review period specified in Section 2.03(a)(ii), if no notice of dispute is delivered by Seller and (C) the date on which the Auditor finally resolves in writing any disputed matters.

(v) To the extent (A) the Estimated Cash Reimbursement Amount exceeds the Final Cash Reimbursement Amount, Seller shall pay the difference to Buyer within five (5) Business Days after determination of the Final Cash Reimbursement Amount (B) the Final Cash Reimbursement Amount exceeds the Estimated Cash Reimbursement Amount, Buyer shall pay the difference to Seller within five (5) Business Days after determination of the Final Cash Reimbursement Amount and (C) the Estimated Cash Reimbursement Amount equals the Final Cash Reimbursement Amount, no further payment shall be required.

(b) Unredeemed Voucher Liability. No later than two (2) Business Days prior to the Closing Date, Seller shall provide Buyer with the Company’s unredeemed voucher liability report from the Scientific Games portal, which report shall set forth the amount of the Company’s total unredeemed voucher liability as of immediately prior to the Closing Date (the “Unredeemed Voucher Liability”). On the first anniversary of the Closing Date, Buyer shall provide Seller (or its designee) with a schedule setting forth the amounts paid by the Company during the first year after Closing with regard to the Unredeemed Voucher Liability. To the extent that the amount paid by Buyer on account of the Unredeemed Voucher Liability is less than the full amount of the Unredeemed Voucher Liability, Buyer shall pay such difference to Seller (or its designee).

(c) GRA Amusement Cash. Within five (5) Business Days prior to the Closing Date, GRA shall commence its regular Amusement Establishment collection cycle (the “Final Collection Cycle”). A representative of GRA shall visit the Amusement Establishments in the normal course of the Final Collection Cycle to facilitate the removal of GRA’s cash in amusement games up to and including the last day of the Final Collection Cycle (which, for the avoidance of doubt, may occur after the Closing with respect to some of the Amusement Establishments). Any cash deposited in amusement games located in an Amusement Establishment after GRA has removed its amusement cash from such Amusement Establishment during the Final Collection Cycle (whether prior to the Closing or after the Closing), shall be the property of Buyer, provided that Buyer acknowledges that all such cash shall be subject to any splits with the Amusement Establishment as set forth in the applicable Amusement Agreement.

(d) Deposit. On or prior to the date hereof, Buyer shall deposit with the Escrow Agent the Deposit, to be held by the Escrow Agent pursuant to this Agreement and the Escrow Agreement.

Section 2.04 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall deliver to Seller:

(i) the Estimated Closing Payment, by wire transfer of immediately available funds to the account of Seller as set forth in the Flow of Funds Schedule; and

(ii) all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b) At the Closing, Seller shall deliver to Buyer:

(i) An assignment separate from certificate, in the form attached hereto as Exhibit B, duly executed by Seller assigning the Membership Interests to Buyer free and clear of all Encumbrances;

(ii) a copy of the Company’s current Terminal Operator License; and

(iii) all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement.

(c) At the Closing, the Escrow Agent shall deliver to Seller the Deposit by wire transfer of immediately available funds to the account of Seller as set forth in the Flow of Funds Schedule.

Section 2.05 Closing. The closing of the transactions contemplated herein (the “Closing”) shall, subject to the satisfaction or waiver of the closing conditions set forth in Article VII, take place at 12:01 a.m., Chicago, Illinois time, on such date as determined by Buyer, upon three (3) Business Days’ prior notice to Seller, which shall be on September 16, 2019, but in no event later than the Drop Dead Date. The Closing shall occur by email exchange of signature pages followed and appropriate wire transfer(s) between the Parties. The time and date on which the Closing is actually held is sometimes referred to herein as the “Closing Date.” If the Closing has not been consummated on or before the Drop Dead Date, then either Party may terminate this Agreement by providing written notice to the other Party in which case this Agreement shall terminate and Buyer and Seller shall have no further obligation to complete the transaction hereunder; provided, however if the Deposit Conditions have been satisfied at the time of such termination, then the Deposit shall be forfeited by Buyer as liquidated damages and Buyer shall promptly instruct the Escrow Agent (as escrow agent of the Deposit) to deliver the Deposit to Seller. The Parties agree that, although a more precise measure of damages cannot be made, the Deposit represents a good faith and reasonable estimate of such damages.

Section 2.06 Post-Closing Adjustment of Estimated Closing Payment.

(a) In addition to the adjustments set forth in Section 2.03, following the Closing Date, the Estimated Closing Payment shall be further adjusted in accordance with this Section 2.06. Pursuant to Section 7.02(g), the Company shall deliver the Closing Financial Certificate to Buyer not later than two (2) Business Days prior to the Closing Date.

(b) Within sixty (60) days after the Closing Date, Buyer shall deliver to Seller a schedule together with backup information detailing the actual amount of (i) Working Capital and (ii) Unpaid Company Transaction Expenses (each, an “Adjustment Component” and such report, the “Adjustment Notice”). At any time within thirty (30) days after receiving such report from Buyer, Seller may deliver a notice to Buyer disputing the amount of either or both of the Adjustment Components set forth in the Adjustment Notice. Each of Buyer and Seller agrees to cooperate in good faith to resolve any such dispute, and if, after ten (10) Business Days of good faith negotiations, the Parties are unable to resolve such dispute, then the dispute shall be finally resolved by the Auditor.

(c) The fees, costs and expenses of the Auditor in connection with this Section 2.06 shall be paid (i) by Buyer in the event the absolute value of the difference between the final Adjustment Components as determined by the Auditor pursuant to this Section 2.06 and the Adjustment Components set forth in the Adjustment Notice (such aggregate different, the “Buyer’s Difference”) is greater than the absolute value of the difference between the final Adjustment Components as determined by the Auditor pursuant to this Section 2.06 and the Adjustment Components set forth in Seller’s notice of objection delivered pursuant to Section 2.06(b) (such aggregate difference, the “Seller’s Difference”), (ii) by the Seller if the Buyer’s Difference is less than the Seller’s Difference or (iii) equally by the Buyer and Seller if the Buyer’s Difference is equal to the Seller’s Difference.

(d) The final determination of the actual Adjustment Components (the “Final Adjustment Components”) shall become final and binding on all Parties upon the earliest to occur of (i) mutual agreement by the Parties that such amount is final, (ii) the date that is one (1) day after the fifteen (15) day review period specified in Section 2.06(b) if no notice of dispute is delivered by Seller and (iii) the date on which the Auditor finally resolves in writing any disputed matters.

(e) To the extent (i) the sum of the Estimated Adjustment Components exceeds the sum of the Final Adjustment Components, Owner (or Seller at Owner’s direction) shall pay the difference to Buyer within five (5) Business Days after determination of the Final Adjustment Components, (ii) the sum of the Final Adjustment Components exceeds the sum of the Estimated Adjustment Components, Buyer shall pay the difference to Seller within five (5) Business Days after determination of the Final Adjustment Components and (iii) the sum of the Adjustment Components equals the sum of the Final Adjustment Components, no further payment shall be required.

Section 2.07 Tax Consequences. The Parties agree to treat and report Buyer’s purchase of the Membership Interests as purchasing all the assets of the Company and GRA for U.S. income tax purposes except as otherwise required by a Tax Authority in connection with a good faith resolution of a Tax audit.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER, THE COMPANY AND GRA

Except as set forth in the Disclosure Schedules, each of Seller and the Company represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date.

Section 3.01 Organization and Authority of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Illinois. Seller has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement and all other documents to be delivered by Seller hereunder, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 Organization, Authority and Qualification of the Company and GRA. Each of the Company and GRA is a limited liability company in good standing under the Laws of the state of Illinois and has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each of the Company and GRA is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material effect on the Company taken as a whole. The Company possesses a valid Terminal Operator License under the Video Gaming Laws.

Section 3.03 Capitalization.

(a) Section 3.03(a) of the Disclosure Schedules accurately sets forth the outstanding Membership Interests in the Company as of the date hereof (the “Capitalization Schedule”). The Membership Interests set forth on the Capitalization Schedule represent all of the outstanding equity securities of the company and such equity securities have been duly authorized and validly issued, and are owned of record and beneficially by Seller as set forth on the Capitalization Schedule free and clear of all Encumbrances, other than those Encumbrances set forth in Section 3.03(a) of the Disclosure Schedules and at the Closing will be transferred to Buyer free and clear of all Encumbrances (other than Permitted Encumbrances). Seller represents that all of the membership interests in GRA have been duly authorized and validly issued, and are owned of record and beneficially by the Company free and clear of all Encumbrances, other than those Encumbrances set forth in Section 3.03(a) of the Disclosure Schedules.

(b) There are no outstanding or authorized profits interests, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or GRA or obligating Seller or the Company or GRA to issue or sell any equity securities of, or any other interest in, the Company or GRA. Neither GRA nor the Company has outstanding or authorized any stock appreciation, phantom equity, profit participation or similar rights. There are no voting trusts, equity holder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests or with respect to GRA except as set forth in Section 3.03(b) of the Disclosure Schedules. None of the equity securities of the Company or GRA were issued in violation of the Securities Act, state securities laws, or any other legal requirement.

Section 3.04 No Subsidiaries. Other than GRA, the Company does not own, or have any interest in any shares or have an ownership interest in any other Person. GRA does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05 No Conflicts; Consents.

(a) The execution, delivery and performance by Seller or the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the articles of organization of Seller or Seller’s Operating Agreement or (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Membership Interests. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller, the Company or GRA in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except as set forth in Section 3.05(a) of the Disclosure Schedules.

(b) The execution, delivery and performance by Seller or the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the articles of organization of the Company or the Company Operating Agreement; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company, including, any Video Gaming Laws, or IGB regulation, rule or policy; (c) except as set forth in Section 3.05(b) of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default (either with or without notice or lapse of time) under or result in the acceleration of any Material Contract or Company Closing Use Agreement or (d) result in the creation or imposition of any Encumbrance upon any of the material assets or businesses of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except as set forth in Section 3.05(b) of the Disclosure Schedules.

(c) The execution, delivery and performance by Seller or the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the articles of organization of GRA or the GRA Operating Agreement; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to GRA, including and Video Gaming Laws or IGB regulation, rule or policy; or (c) except as set forth in Section 3.05(c) of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default (either with or without notice or lapse of time) under or result in the acceleration of any Material Contract or Amusement Agreement, or (d) result in the creation or imposition of any Encumbrance upon any of the material assets or businesses of GRA. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to GRA in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except as set forth in Section 3.05(c) of the Disclosure Schedules.

Section 3.06 Financial Statements; Internal Financial Controls. Copies of the Company’s consolidated audited financial statements consisting of the balance sheet of the Company as at December 31, 2018 and in each of the years ending December 31, 2017 and December 31, 2016 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended and notes to the financial statements (the “Audited Financial Statements”), and unaudited consolidated financial statements consisting of the consolidated balance sheet of the Company as at June 30, 2019 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the six-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered or made available to Buyer in the Data Room. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes and are correct and complete in all material respects. The Financial Statements fairly present in all material respects the financial condition of the Company, as of the respective dates they were prepared and the results of the operations and cash flows of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of June 30, 2019 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The books and records of the Company and GRA have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements (including, without limitation, GAAP) and the Financial Statements are consistent with such books and records.

Section 3.07 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not material in amount, either individually or in the aggregate, and do not result from a breach of contract, breach of warranty, violation of Law, infringement or other tort, (c) Company Transaction Expenses and (d) any incurred but not reported health insurance claims. All reserves that are set forth in or reflected in the Interim Financial Statements have been established in accordance with GAAP applied on a consistent basis with the accounting principles, methods and practices used in preparing the Audited Financial Statements.

Section 3.08 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth on Section 3.08 of the Disclosure Schedules, from the Interim Balance Sheet Date until the date of this Agreement, each of the Company and GRA has operated in the ordinary course of business in all material respects and there has not been, with respect to each of the Company or GRA, any:

(a) event, occurrence or development that has had a Material Adverse Effect;

(b) amendment of the Company’s articles of organization, GRA’s articles of organization, Company Operating Agreement, GRA Operating Agreement or other organizational documents of the Company or GRA;

(c) split, combination or reclassification of any shares of its equity interests;

(d) issuance, sale or other disposition of any of its equity interests, or grant of any profits interests, options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests;

(e) declaration or payment of any distributions on or in respect of any of its equity interests or redemption, purchase or acquisition of its equity interests;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(g) entry into any contract that would constitute a Material Contract;

(h) incurrence, assumption or guarantee of any Indebtedness for borrowed money in an aggregate amount exceeding $500,000, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(i) sale or other disposition of any of the assets shown or reflected on the Balance Sheet, except in the ordinary course of business and except for any assets having an aggregate value of less than $200,000;

(j) Except as set forth in Section 3.08(j) of the Disclosure Schedules, (i) hiring, or offering to hire, any Employees or any consultants or independent contractors, (ii) termination of employment, change in the title, office or position or material reduction in the responsibilities of any Employee (provided that terminations for “cause” need not be set forth in Section 3.08(j) of the Disclosure Schedules) or (iii) amendment or extension of the term of any employment or consulting agreement with any officer or any Employee, consultant or independent contractor;

(k) increase in the compensation of its Employees, directors or consultants, other than as required by Law or the terms of any Benefit Plan;

(l) grant, payment or increase in any (i) change in control, special bonus or special remuneration to any Employee or non-employee director, consultant or independent contractor or (ii) severance, retention or termination pay, or other similar benefits to any Employee, consultant or independent contractor outside of the ordinary course of business;

(m) action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Benefit Plan;

(n) termination of any Benefit Plan or adoption, amendment or modification of any Benefit Plan, the effect of which in the aggregate would increase the obligations of the Company and GRA of their aggregate existing annual obligations to such plans;

(o) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof for consideration in excess of $250,000;

(p) any capital expenditure in excess of $1,000,000 in the aggregate;

(q) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(r) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following contracts and other agreements of the Company and GRA (together with all Leases listed in Section 3.10(b) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i) each agreement involving aggregate consideration in excess of $100,000 and which, in each case, cannot be canceled without penalty or without more than 90 days’ notice;

(ii) all equipment leases for Video Gaming Terminals for an amount in excess of $250,000;

(iii) all agreements that relate to the sale of any of the Company’s or GRA’s assets, other than in the ordinary course of business, for consideration in excess of $500,000;

(iv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising agreements involving aggregate consideration in excess of $50,000;

(v) except for agreements relating to trade receivables, all agreements relating to Indebtedness (including, without limitation, guarantees) of the Company or GRA, in each case having an outstanding principal amount in excess of $100,000;

(vi) all agreements that provide for any joint venture, partnership or similar arrangement or any sharing of revenues, profits, losses, costs or liabilities;

(vii) all separation agreement or severance agreement with any current or former employees under which the Company or GRA has any actual or potential liability;

(viii) all agreements that provide for retention, severance or change in control benefits to any Employee, consultant or independent contractor of the Company or GRA;

(ix) all agreements that require the Company or GRA to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(x) all agreements (A) pursuant to which (A) any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any products or services provided by the Company or GRA, (B) containing any non-competition covenants or other restrictions relating to any products or services provided by the Company or GRA or (C) that limit or would limit the freedom of the Company or GRA, or in each case, any of their respective successors or assigns to engage or participate, or compete with any other Person, in any line of business, market, location or geographic area, including any grants by the Company or GRA of exclusive rights or licenses;

(xi) all agreements that provide for the indemnification by Seller or the Company or GRA of any Person or the assumption of any Tax, environmental or other liability of any Person;

(xii) any mortgage, pledge, indenture or security agreement or similar arrangement constituting an Encumbrance upon the assets or properties of the Company or GRA;

(xiii) all agreements between or among the Company or GRA on the one hand and any Affiliate on the other; and

(xiv) all collective bargaining agreements or agreements with any labor organization, union or association to which the Company or GRA is a party.

(b) Each Material Contract, Company Closing Use Agreement and Amusement Agreement is valid, binding and enforceable against the Company and GRA, as applicable, together with all legally binding, written modifications, schedules or supplements thereto. Except as set forth on Section 3.09(b) of the Disclosure Schedules, neither the Company nor GRA is in breach of, or default under, any Material Contract,

Company Closing Use Agreement or Amusement Agreement and to the Knowledge of Seller, no other Person that is party to a Material Contract, Company Closing Use Agreement or Amusement Agreement is in breach thereof or default thereunder, except for such breaches or defaults that would not be material to the Company, taken as a whole. As of the Agreement Date, to the Knowledge of Seller, no Person has threatened the Company in writing to terminate or refuse to perform its obligations under any Material Contract, Company Closing Use Agreement or Amusement Agreement to which it is a party (regardless of whether such Person has the right to do so under such contract).

(c) True and correct copies of all Company Closing Use Agreements, Material Contracts and Amusement Agreements existing as of the date hereof have been made available to Buyer in the Data Room. The copy of each Company Closing Use Agreement, Material Contract and Amusement Agreement is a true and complete copy of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement. Prior to the date hereof, neither the Company, nor anyone acting on behalf of the Company, has sold, transferred or assigned any of the Company Closing Use Agreements or Amusement Agreements, in whole or in part, to any third party. Seller makes no representations regarding the ability of any Gaming Establishment subject to any Company Closing Use Agreement to obtain, maintain or renew a gaming license.

(d) All potential Regional Manager Incentive Payments that may be payable during the One-Year Measurement Period and Three-Year Measurement Period are set forth on Section 1.01(d) of the Disclosure Schedules. All potential Route Location Payments that may be payable during the One-Year Measurement Period and Three-Year Measurement Period is set forth on Section 1.01(e) of the Disclosure Schedules. All potential Sales Agent Payments that may be payable during the One-Year Measurement Period and Three-Year Measurement Period is set forth on Section 1.01(f) of the Disclosure Schedules.

Section 3.10 Title to and Sufficiency of Assets; Real Property.

(a) The Company or GRA have good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are in good working condition (subject to ordinary wear and tear), sufficient for the conduct of the business of the Company and GRA and free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company or GRA;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property;

(v) payment obligations pursuant to the Video Gaming Laws; or

(vi) other imperfections of title or Encumbrances, if any, that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted and are not incurred in connection with the borrowing of money.

(b) Section 3.10(b) of the Disclosure Schedules lists: (i) the street address of each parcel of owned Real Property; and (ii) the street address of each parcel of leased Real Property, and a list, as of the date of this Agreement, of all leases for each parcel of leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder.

Section 3.11 Intellectual Property.

(a) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights (registered or unregistered), including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections.

(b) Section 3.11(b) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by the Company or GRA. Except as set forth in Section 3.11(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, the Company or GRA owns or has the right to use all Intellectual Property necessary to conduct the business as currently conducted (the “Company Intellectual Property”).

(c) Except as set forth in Section 3.11(c) of the Disclosure Schedules, or as would not be material to the Company, taken as a whole: (i) the Company Intellectual Property as currently licensed or used by the Company or GRA, and the Company’s and GRA’s conduct of its business as currently conducted, do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property. This Section 3.11(c) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller and the Company of the Intellectual Property of any other Person.

Section 3.12 Insurance. Section 3.12 of the Disclosure Schedules sets forth a true, correct and complete list, as of the date hereof, of all material insurance policies maintained by the Company or GRA or with respect to which the Company or GRA is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid and no notice of cancellation or termination has been received by the Company or GRA. The Company and GRA are not in default with respect to their obligations under the policies applicable to them. Except as set forth on Section 3.12 of the Disclosure Schedules, there is no claim by the Company or GRA pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 3.13 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.13(a) of the Disclosure Schedules, there are no actions, suits, claims, audits, investigations, mediations, arbitrations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by the Company or GRA affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company or GRA) or any of its managers, directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or GRA).

(b) Except as set forth in Section 3.13(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or GRA or any of its properties or assets.

Section 3.14 Compliance with Laws; Permits.

(a) Except as set forth in Section 3.14(a) of the Disclosure Schedules, each of the Company and GRA is in compliance, in each case in all material respects, with all Laws applicable to it or its business, properties or assets. Since January 1, 2018, neither the Company nor GRA has received any written notices of any actual noncompliance with any Law.

(b) All material Permits required for each of the Company and GRA to conduct its business have been obtained by it and are valid and in full force and effect, and neither the Company nor GRA is in material violation of any such Permit. Neither the Company nor GRA has received any written notice of any actual or potential material noncompliance with any material Permit.

Section 3.15 Anti-Corruption Laws. Each of the Company and GRA has at all times been, and is currently, in material compliance with all applicable Anti-Corruption Laws. None of the Company, GRA, or any of their respective Representatives (to the extent acting on their behalf) has, directly or indirectly (i) used any funds for unlawful contributions, gifts, services of value, entertainment or other unlawful expenses; made, offered, authorized, or promised to make any unlawful payment or provided, offered, authorized, or promised to provide anything of value to any Person including but not limited to any Governmental Official, or made, or promised to make any contribution, bribe, rebate, gift, payoff, influence payment, kickback or other similar unlawful payment or other advantage, or taken any action which would cause it to be in violation of any Anti-Corruption Laws, (ii) requested or agreed to receive or accepted any unlawful contributions, gifts, services of value, advantage, entertainment or other unlawful expenses, contribution, bribe, rebate, gift, payoff, influence payment, kickback or other similar unlawful payment, or similar incentive which would cause it to be in violation of any Anti-Corruption Laws, (iii) offered, made, promised to make, or authorized the making of any gift or payment of money or anything of value either directly or indirectly to any Person, or to Governmental Official, or to any Person acting in an official capacity for or on behalf of any such Governmental Authority, for purposes of (A) influencing any act or decision of any Person, or such Governmental Official in his or her official capacity, (B) inducing any Person or such Governmental Official to do or omit to do any act in violation of the lawful duty of such Person or Governmental Official or (C) inducing such Person or Governmental Official to use his or her influence improperly including with a Governmental Authority to affect or influence any act or decision of such Governmental Authority in order to obtain, retain or direct or assist in obtaining, retaining or directing business to the Company. There are no pending or, to Seller’s Knowledge, threatened actions, suits, legal proceedings, audits or investigations against, or settlements involving, the Company or GRA or its or their respective Representatives acting on their behalf with respect to any Anti-Corruption Laws.

Section 3.16 Employee Benefit Matters.

(a) Section 3.16(a) of the Disclosure Schedules contains a list of all “employee benefit plans” within the meaning of Section 3(3) of ERISA and each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, profits interest, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of the Company or GRA, current or former directors or managers of the Company or GRA or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company, GRA or any of their ERISA Affiliates, or under which the Company, GRA or any of their respective ERISA Affiliates has any material liability for premiums or benefits (as listed on Section 3.16(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) Except as set forth in Section 3.16(b) of the Disclosure Schedules, each Benefit Plan and related trust complies with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue

Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. Except as set forth in Section 3.16(b) of the Disclosure Schedules, all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. With respect to any Benefit Plan, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company or GRA to a Tax under Section 4971 of the Code or the assets of the Company to a lien under Section 430(k) of the Code.

(c) Except as set forth in Section 3.16(c) of the Disclosure Schedules, no Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). None of Seller, the Company or GRA: (x) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (y) has engaged in any transaction which would give rise to a liability of the Company, GRA or Buyer under Section 4069 or Section 4212(c) of ERISA.

(d) Except as set forth in Section 3.16(d) of the Disclosure Schedules and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e) Except as set forth in Section 3.16(e) of the Disclosure Schedules, (i) there is no pending or, to Seller’s Knowledge, threatened action relating to a Benefit Plan; and (ii) no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(f) Each “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company or GRA is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. The Company and GRA are under no obligation to gross up any Taxes under Section 409A of the Code.

(g) Except as set forth in Section 3.16(g) of the Disclosure Schedules, none of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated herein, individually or together or with the occurrence of some other event (whether contingent or otherwise) will (A) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided to any Employee, director, independent contractor or consultant, (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to Employee, director, independent contractor or consultant, (C) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (D) result in the forgiveness in whole or in part of any outstanding loans made by the Company or GRA to any Employee, director, independent contractor or consultant or (E) limit the Company’s or GRA’s ability to terminate any Benefit Plan. No amount paid or payable by the Company or GRA in connection with the transactions contemplated herein, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Section 280G of the Code or Section 4999 of the Code or will not be deductible by the Company or GRA by reason of Section 280G of the Code. Neither the Company nor GRA has ever had any obligation to report, withhold or gross up any excise Taxes under Section 280G or Section 4999 of the Code.

Section 3.17 Employment Matters.

(a) Neither the Company nor GRA is a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. Since January 1, 2017, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company or GRA.

(b) Each of the Company and GRA is in material compliance with all applicable Laws pertaining to employment and employment practices (including terms and conditions of employment, employee benefits, worker classification (including the proper classification of workers as independent contractors and consultants, and the proper classification of employees as exempt or non-exempt), wages, hours and occupational safety and health practices) to the extent they relate to employees of the Company or GRA. Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings against the Company or GRA pending or, to Seller’s Knowledge threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Company or GRA, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(c) Except as set forth in Section 3.17(c) of the Disclosure Schedules, since January 1, 2017, there has not been, nor, to Seller’s Knowledge, has there been any, action, suit, legal proceeding, audit or investigation against any employee of the Company or GRA with respect to allegations of sexual harassment or sexual misconduct, and to Seller’s Knowledge, since January 1, 2017, there have been no reported internal or external complaints accusing any supervisory or managerial employee of the Company or GRA of sexual harassment or sexual misconduct and no employee of the Company or GRA has entered into a contract for the settlement of any action, suit, legal proceeding, audit or investigation with respect to sexual harassment or sexual misconduct.

Section 3.18 Taxes. Except as set forth in Section 3.18 of the Disclosure Schedules:

(a) Each of the Company and GRA has filed (taking into account any valid extensions) all income and other material Tax Returns required to be filed by the Company or GRA. Such Tax Returns are true, complete and correct in all material respects. Neither the Company nor GRA is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. Each of the Company and GRA has timely paid all Taxes (whether or not shown as due and payable on such Tax Returns).

(b) No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Company or GRA.

(c) No audit or administrative or judicial Tax examination or proceeding is pending or is being conducted with respect to each of the Company and GRA. Each of the Company and GRA has not received any written communication from any taxing authority which has caused or should reasonably cause it to believe that an audit is forthcoming. No deficiency with respect to Taxes has been proposed, asserted, or assessed against each of the Company and GRA, which has not been fully paid.

(d) Neither the Company nor GRA is a party to any Tax-sharing agreement. Neither the Company nor GRA has any liability for Taxes of any other Person as a transferee or successor, by contract or otherwise.

(e) All material Taxes which the Company or GRA is obligated to withhold from amounts owing to any employee, independent contractor, stockholder, partner, creditor or third party have been paid or accrued. All Taxes which the Company or GRA is obligated to withhold under Code Section 1446 have been paid or accrued.

(f) Each of the Company and GRA has not received notice of any claim by any taxing authority in any other jurisdiction that the Company or GRA is or may be subject to taxation by that jurisdiction.

(g) The Company has been treated as a partnership (and not treated as a publicly-traded partnership) for U.S. federal income tax purposes at all times since its formation and shall be treated as a partnership for the period from the date of this Agreement to date the GE Person Buy-Out shall have been consummated. GRA has been treated as an entity disregarded from its sole owner for U.S. federal income tax purposes at all times since its formation.

(h) As of the Closing, the gross value of the Company’s assets consisting of United States real property interests (within the meaning of Section 897(c)(1) of the Code) constitute less than fifty percent (50%) of the gross value of the sum of the Company and GRA’s total business assets and interests in real property.

(i) Each of the Company and GRA will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date including as a result of any (i) change in method of accounting or improper accounting method for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local law) executed on or prior to the Closing Date, (iii) Tax incurred pursuant to Section 965 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law), (iv) installment sale or open transaction disposition transaction made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, (vi) election under Section 108(i) of the Code or (vii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company from any period ending on or before the Closing Date to any period ending after such date.

(j) Neither the Company nor GRA has participated or engaged in any “reportable transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4 or any corresponding or similar provision of state, local or non-U.S. law.

(k) Except for certain representations related to Taxes in Section 3.14, the representations and warranties set forth in this Section 3.18 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 3.19 Environmental, Health and Safety Matters. Except as set forth on Section 3.19(a) of the Disclosure Schedules, each of the Company and GRA currently is, and at all times has been, in compliance in all material respects with all applicable Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets or properties. Seller has made available to Buyer a copy of all studies, audits, assessments or investigations containing material information concerning compliance with, or liability or obligations under, Environmental, Health and Safety Requirements affecting the Company and GRA, each of which is identified in Section 3.19(b) of the Disclosure Schedules. There are no actions, suits, legal proceedings, audits or investigations pending or, to the Seller’s Knowledge, threatened by any Person that the properties or assets of the Company and GRA are not, or in each case that its or their respective business has not been conducted, in compliance with all Environmental, Health and Safety Requirements. To Seller’s Knowledge, there are no past or present facts, circumstances or conditions that would reasonably be expected to give rise to any material liability of the Company or GRA with respect to Environmental, Health and Safety Requirements.

Section 3.20 Licensing Issues.

(a) Since the date that the Company received its license to conduct its business from the State of Illinois, none the Company or its officers, directors or members, as applicable, or Seller have committed a crime or been involved in a civil lawsuit which if convicted or found liable could result in the loss of any material license of the Company.

(b) Since the date that the Company received its license to conduct its business from the State of Illinois, the revenue reports filed with the IGB have accurately and fairly represented the Company’s revenues for the periods covered therein and were prepared based on the books and records of the Company.

Section 3.21 Brokers. Except for Fifth Third Securities, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, GRA or Seller.

Section 3.22 Interested Party Transactions. Except for any transactions entered into in the ordinary course of business on arms-length terms, no officer, director, employee, or other Affiliate of the Company or GRA (nor, to Seller’s Knowledge, any immediate family member of any of such Persons or any trust, partnership, corporation, or other entity in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (a) any interest in any Person that purchases from or sells or furnishes to the Company or GRA, any goods or services or (b) any interest in, or is a party to, any contract to which the Company or GRA is a party, other than ordinary course Benefit Plans which have been made available to Buyer; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 3.22. All transactions pursuant to which any Interested Party has purchased any services, products, technology or Intellectual Property from, or sold or furnished any Intellectual Property to, the Company or GRA have been on an arms-length basis on terms no less favorable to the Company or GRA than would be available from an unaffiliated party.

Section 3.23 GE Person Buy-Out. Seller has provided to Buyer true and correct copies of all definitive agreements effecting the GE Person Buy-Out. Such definitive agreements set forth (a) the amounts required to effect the GE Person Buy-Out in full on the Closing Date, (b) upon payment of such amounts, (i) a release of the Company and (ii) a confirmation that no ongoing obligations will be outstanding from and after the Closing. Such agreements accurately reflect the complete agreement between parties thereto and there are no other agreements, arrangements, side-letters or contracts relating to the GE Person Buy-Out.

Section 3.24 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of Seller, the Company, GRA or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, the Company or GRA (including the Confidential Information Memorandum prepared by Fifth Third Securities dated June 2019 (the “CIM”) and any management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company or GRA. Notwithstanding the foregoing, nothing in this Section 3.24 shall limit any Buyer Indemnitee’s rights or remedies in the case of fraud, intentional misrepresentation or willful misconduct by or on behalf of the Company or Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF OWNER

Except as set forth in the Disclosure Schedules, Owner represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date.

Section 4.01 Organization and Authority of Owner. Owner is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Iowa. Owner has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Owner of this Agreement and all other documents to be delivered by Owner hereunder, the performance by Owner of its obligations hereunder and the consummation by Owner of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Owner. This Agreement has been duly executed and delivered by Owner, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Owner, enforceable against Owner in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Owner of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the articles of organization of Owner or Owner’s operating agreement or other organizational document or (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Owner. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Owner in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except as set forth in Section 4.02 of the Disclosure Schedules.

Section 4.03 Owner Financial Statements. Copies of Owner’s consolidated audited financial statements consisting of the balance sheet of the Company as at December 31, 2018 and in each of the years ending December 31, 2017 and December 31, 2016 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended and notes to the financial statements (the “Owner Audited Financial Statements”), and unaudited consolidated financial statements consisting of the consolidated balance sheet of the Company as at June 30, 2019 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the six-month period then ended (the “Owner Interim Financial Statements” and together with the Owner Audited Financial Statements, the “Owner Financial Statements”) have been delivered or made available to Buyer in the Data Room. The Owner Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes and are correct and complete in all material respects. The Owner Financial Statements fairly present in all material respects the financial condition of Owner, as of the respective dates they were prepared and the results of the operations and cash flows of Owner for the periods indicated. The books and records of Owner have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements (including, without limitation, GAAP) and the Owner Financial Statements are consistent with such books and records.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date.

Section 5.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Illinois. Buyer has all necessary company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement and all other documents to be delivered by Buyer hereunder, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the articles of organization or operating agreement of Buyer or (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer, except in the case of clause (b), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 5.03 Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 5.05 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.06 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and GRA, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller, the Company and GRA for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller, the Company and GRA set forth in Article III f this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Seller, the Company, GRA or any other Person has made any representation or warranty as to Seller, the Company, GRA or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules); provided, that nothing in this Section 5.06 shall limit any Buyer Indemnitee’s rights or remedies in the case of fraud, intentional misrepresentation or willful misconduct by or on behalf of Seller, the Company or GRA.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause each of the Company and GRA to: (a) conduct the business of the Company and GRA in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and GRA and to preserve the rights, franchises, goodwill and relationships of their Employees, customers, lenders, suppliers, regulators and others having business relationships with the Company or GRA. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall not cause or permit the Company or GRA to take any action that would cause any of the changes, events or conditions described in Section 3.08 or that would otherwise result in a failure of conditions set forth in Section 7.02(a) to be satisfied as of the Closing Date.

Section 6.02 Due Diligence.

(a) Phase 1 Diligence Period. Beginning on the date hereof and continuing until the date that is the earlier of: (i) August 30, 2019 at 5:00 p.m. CST or (ii) either Buyer or its Affiliate makes a public announcement regarding its entry into this Agreement (the “Phase 1 Due Diligence Period”), Buyer shall be provided access to (“Buyer’s Phase 1 Due Diligence”):

(i) All Material Contracts other than the Use Agreements and the Amusement Agreements.

(ii) The Use Agreement Summary.

(iii) Inspection of the Real Property provided that Buyer shall request any on-site inspections of Real Property at least three days in advance and any such inspections shall be done after business hours as scheduled by Seller.

(iv) Seller’s key management personnel for interview, including [***], [***], [***], [***], [***], [***], [***] and each Company regional manager; provided that Buyer shall send all interview requests to Gary Hoyer and all interviews shall be conducted in the presence of Gary Hoyer (or his designee) and any follow up questions shall be scheduled through Gary Hoyer.

(v) All employee records and files, including the Company’s and GRA’s employee benefits programs, employee compensation, salary, and bonus records, agreements, and documentation related thereto.

(vi) All Financial Statements and Tax Returns of the Company and GRA.

In connection with Buyer’s Phase 1 Due Diligence, Seller agrees to reasonably cooperate with Buyer, and Buyer’s consultants, surveyors, engineers, accountants and attorneys in conducting Buyer’s Phase 1 Due Diligence, including providing reasonable access to all relevant documents, reports, contracts Financial Statements, Tax Returns, and to the Real Property.

Prior to the expiration of the Phase 1 Due Diligence Period, Buyer shall have the right and option to terminate this Agreement without penalty (by written notice to Buyer), and the Deposit shall be returned to Buyer in full (the “Buyer’s Phase 1 Termination Right”). If Buyer does not exercise Buyer’s Phase 1 Termination Right as provided in this Section 6.02(a), then Buyer’s Phase 1 Termination Right shall expire, terminate and shall be deemed null and void and the Deposit shall become non-refundable except to the extent set forth herein.

(b) Phase 2 Diligence Period. Beginning on the date of the expiration of the Phase 1 Due Diligence Period and continuing until September 16, 2019 at 5:00PM CST (the “Phase 2 Due Diligence Period”), in addition to all of the Buyer’s Phase 1 Due Diligence items, Buyer shall be provided access to (“Buyer’s Phase 2 Due Diligence”):

(i) All of the Company’s Use Agreements and Amusement Agreements (unredacted);

(ii) All employees of the Company; and

(iii) Site visits to select Gaming Establishments on at least three day notice, during regular business hours, with a representative of the Company present.

In connection with Buyer’s Phase 2 Due Diligence, Seller agrees to reasonably cooperate with Buyer, and Buyer’s consultants, surveyors, engineers, accountants and attorneys in conducting Buyer’s Phase 2 Due Diligence.

Notwithstanding anything to the contrary in this Agreement, none of Seller, the Company or GRA shall be required to disclose any information to Buyer if such disclosure would, in Seller’s sole discretion: (x) jeopardize any attorney-client or other privilege; or (y) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Company and Buyer shall have no right to perform invasive or subsurface investigations of the Real Property. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02.

Section 6.03 Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and Managers of the Company and GRA.

Section 6.04 Employees; Benefit Plans.

(a) During the period commencing at the Closing and ending on the date which is 12 months from the Closing (or if earlier, the date of the employee’s termination of employment with the Company), Buyer shall and shall cause each of the Company and GRA to provide each Employee who remains employed immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages; (ii) target bonus opportunities (excluding equity-based compensation), if any; (iii) defined contribution, retirement and welfare benefits; and (iv) severance benefits that are no less favorable in the aggregate than the practice, plan or policy described in clauses (i) through (iii) above in effect for such Company Continuing Employee immediately prior to the Closing.

(b) With respect to any employee benefit plan maintained by Buyer or GRA (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Closing, Buyer shall use commercially reasonable efforts to recognize all service of the Company Continuing Employees with the Company or GRA, as the case may be as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(c) This Section 6.04 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.04. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 6.04 shall not create any right in any Employee or any other Person to any continued employment with the Company, GRA, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.05 Plant Closings and Mass Layoffs. Buyer shall not take any action, and shall not cause the Company and GRA to take any action, following the Closing that could result in WARN Act liability to Seller or Owner.

Section 6.06 Director and Officer Indemnification and Insurance. Owner maintains a comprehensive director and officer insurance policy that covers the officers and directors of its subsidiaries, including the Company and GRA. Owner agrees to maintain such coverage with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement) with respect to GRA and the Company for a period of six (6) years.

Section 6.07 Confidentiality; Public Announcements.

(a) The Parties acknowledge and agree that the Confidentiality Agreement (as amended) remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.07 shall nonetheless continue in full force and effect. The Parties further agree that at no time shall any Party or any of their representatives disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other Person without the prior written consent of the Party about which such non-public information relates. Notwithstanding anything to the contrary contained in the foregoing or the Confidentiality Agreement, a Party shall be permitted to disclose any and all terms to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), and to any Governmental Authority or administrative agency to the extent necessary in compliance with applicable Law and the rules of the New York Stock Exchange.

(b) Neither Seller nor, prior to the Closing, the Company shall issue any press release or other public communications relating to the terms of this Agreement or use Buyer’s name or refer to Buyer directly or indirectly in connection with Buyer’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Buyer, unless required by applicable Law and except as reasonably necessary for the Company and Seller to obtain the consents and approvals of third parties as contemplated by this Agreement.

Section 6.08 Governmental Approvals and Other Third-party Consents.

(a) Each Party shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.

(b) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, it is expressly understood and agreed that neither Party shall have any obligation to litigate any action, suit, claim, mediation, arbitration or other legal proceeding that may be brought in connection with the transactions contemplated by this Agreement, and neither Party shall be required to agree to any license, sale or other disposition or holding separate (through the establishment of a trust or otherwise), of shares of capital stock or of any business, assets or property of either Party or any of the Parties’ respective Affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock or any actions that are not conditioned on the occurrence of the Closing.

(c) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of Seller or the Company before any Governmental Authority or the staff or regulators of any Governmental Authority, solely in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller, the Company or GRA with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact. For the avoidance of doubt, the Parties agree that none of the foregoing obligations shall apply to the preparation by Buyer of any filings with the U.S. Securities and Exchange Commission or the New York Stock Exchange.

(d) Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 and Section 5.02 of the Disclosure Schedules.

Section 6.09 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to each of the Company and GRA and each of its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law.

Section 6.10 Closing Conditions. From the date hereof until the Closing, each Party shall, and Seller shall cause each of the Company and GRA to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.11 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.12 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, property, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary). Notwithstanding the foregoing, all transfer, documentary, sales, use, stamp, registration, property, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the GE Person Buy-Out shall be borne and paid by Seller when due and Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees.

Section 6.13 Tax Matters.

(a) Tax Liabilities.

(i) Seller shall be liable for any Taxes imposed on the Company or GRA, or for which the Company or GRA may otherwise be liable, for any Pre-Closing Tax Period (including any taxes related to the Section 754 election in Section 6.18). Buyer shall be liable for any Taxes imposed on the Company or GRA, or for which the Company or GRA may otherwise be liable, for any Post-Closing Tax Period.

(ii) For purposes of Section 6.13, the Taxes of the Company or GRA for the portion of the Straddle Period ending on and including the Closing Date shall, (x) in the case of Taxes based on or measured by income or sales or receipts of the Company or GRA for the Straddle Period, be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of business on the Closing Date and the other which began at the beginning of business on the day immediately following the Closing Date and all sales or receipts and all items of income, gain, deduction, loss or credit of the Company or GRA for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company and GRA were closed at the close of the Closing Date, and, (y) in the case of all other Taxes (including property Taxes), shall be apportioned between such two taxable years or periods on a daily basis.

(iii) Buyer and Seller agree that Seller shall be entitled to claim any deductions for income tax purposes resulting from the following payments or write-offs in connection with the sale of the Membership Interests pursuant to this Agreement (x) the payoff of Indebtedness and the write off of costs and expenses incurred in connection with Indebtedness and (y) any Unpaid Company Transaction Expenses unless otherwise required by applicable Law.

(b) Tax Returns.

(i) Seller shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company or GRA for Pre-Closing Tax Periods (excluding any Straddle Periods), and Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Except as otherwise required by law, all such Tax Returns shall be prepared and filed in a manner materially consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to Post-Closing Tax Periods or accelerating deductions to Pre-Closing Tax Periods).

(ii) Buyer shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns for all Straddle Periods and Post-Closing Tax Periods that are required to be filed by or with respect to the Company or GRA, and Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Except as otherwise required by applicable Law (determined in good faith by Buyer), all such Tax Returns shall be prepared and filed in a manner materially consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods.

(iii) The respective payer shall, at its own expense, timely file all necessary Tax Returns and other documentation with respect to all transfer taxes, and, if required by applicable Law, the other party shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(c) Contest Provisions.

(i) Buyer shall notify Seller within twenty (20) Business Days after receipt by Buyer, any of its Affiliates or, after the Closing Date, the Company or GRA of written notice of any pending or threatened Tax audits or assessments relating to any Pre-Closing Tax Period.

(ii) Seller shall have the sole right to represent the Company’s and GRA’s interests in any Tax audit or administrative or court proceeding relating to a Tax liability (a “Tax Determination”) regarding any Tax Return related to a tax period that ends on or prior to the Closing Date, and to employ counsel of Seller’s choice at Seller’s expense, unless Seller notifies Buyer in writing of Seller’s intention not to represent the Company or GRA in any such Tax Determination; provided, however, that (A) Seller (“controlling party”) shall keep the Buyer, the Company and GRA (“noncontrolling party”) reasonably informed and consult in good faith with the non-controlling party with respect to any issue relating to such Tax Determination, (B) the controlling party shall provide the non-controlling party with copies of all correspondence, notices and other written material received from any Governmental Authority with respect to such Tax Determination, (C) the controlling party shall provide the non-controlling party with a copy of, and an opportunity to review and comment on, all submissions made to a Governmental Authority in connection with such Tax Determination and (D) the controlling party may not agree to an abandonment, settlement or compromise thereof without the prior written consent of the noncontrolling party, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii) Buyer, on behalf of the Company and GRA, at its own respective expense, shall have the right to exercise control at any time over the handling, disposition or settlement of any issue raised in any such Tax Determination regarding any Straddle Period.

(iv) Buyer shall have the sole right to represent the Company’s and GRA’s interests in any Tax Determination if Seller declines or fails to notify Buyer within twenty (20) business days of its election to exercise such rights pursuant to Section 6.13(c)(ii) and to employ counsel of Buyer’s choice at Buyer’s expense. For any taxable year or period beginning after the Closing Date, Buyer shall have the sole right to defend the Company and GRA with respect to any issue, and settle or compromise any issue, arising in connection with any Tax audit or administrative or court proceeding to the extent Buyer shall have agreed in writing to forego any indemnification under this Agreement with respect to such issue.

(v) Nothing herein shall be construed to impose on Buyer any obligation to defend the Company or GRA in any Tax audit or administrative or court proceeding. Any proceeding with respect to which Seller does not assume control in accordance with Section 6.13(c)(ii) may be settled or compromised in the discretion of Buyer, and any such settlement or compromise shall not affect Buyer’s right to indemnification under this Agreement.

(d) Assistance and Cooperation; Intent of the Parties.

(i) After the Closing Date, each of Seller and Buyer shall (and shall cause their respective Affiliates to):

(A) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports;

(B) assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing in accordance with Section 6.13, and in connection therewith, provide the other Party with any necessary powers of attorney;

(C) cooperate fully in preparing for and defending any Tax Determination;

(D) make available to the other and to any Tax Authority as reasonably requested all information, records, and documents relating to Taxes of the Company or GRA; and

(E) furnish the other with copies of all correspondence received from any Tax Authority in connection with any Tax audit or information request with respect to any such taxable period.

(ii) Notwithstanding anything in this Agreement to the contrary, on or prior to Closing, the Seller shall make available to the Buyer one or more properly executed affidavits, in form and substance reasonably acceptable to Buyer, certifying that the transactions contemplated hereby are not subject to withholding under Sections 1445 and 1446(f) of the Code; provided that the Buyer’s only remedy for the failure to make such affidavits available shall be to withhold from payments to be made pursuant to this Agreement any Tax required to be withheld under Sections 1445 and 1446(f) of the Code.

(iii) The Parties intend for the Company to terminate as a partnership as of the date the GE Person Buy-out is consummated pursuant to Section 708(b)(1) of the Code.

(e) Purchase Price Allocation. The allocation of the Purchase Price among the assets of the Company and GRA in accordance with Section 1060 of the Code (the “Allocation”) will be determined in accordance with the methodology set forth on Section 6.13(e) of the Disclosure Schedules. Each of Buyer and Seller agree to file IRS form 8594 and all Tax Returns in accordance with such schedule and methodology. Seller and Buyer shall act reasonably and in good faith with respect to the Allocation, including any amendments to the Allocation to reflect any adjustments to the Purchase Price under this Agreement.

Section 6.14 Representation and Warranty Insurance. Buyer shall (a) obtain the R&W Insurance Policy as promptly as practicable after the date of this Agreement (subject to the reasonable approval of Seller) and to bind such policy as of the Closing and (b) pay all costs and expenses required to ensure that the R&W Insurance Policy is effective as of Closing. Following the Closing, Buyer shall (i) satisfy on a timely basis all conditions necessary for the issuance of or continuance of coverage under the R&W Insurance Policy as set forth in the R&W Insurance Policy, (ii) use all efforts to seek coverage under the R&W Insurance Policy, including the timely and adequate delivery of notices of claims under the R&W Insurance Policy and (iii) otherwise comply with the terms and conditions of the R&W Insurance Policy. Without limiting the generality of the foregoing, Buyer shall timely pay all premiums and other amounts required to cause the R&W Insurance Policy to become effective in accordance with its terms. Buyer shall not (and shall not permit any of its Affiliates to) take any action with the intention of causing the R&W Insurance Policy or the rights of any party thereunder to be terminated, cancelled or waived in a manner that would have an adverse impact on Seller or any of its Affiliates. Following the Closing, Buyer shall not amend the subrogation or third party beneficiary provisions contained in the R&W Insurance Policy benefiting the Seller or its Affiliates or otherwise amend or modify the R&W Insurance Policy in a manner adverse to Seller or any of its Affiliates.

Section 6.15 Restrictive Covenants.

(a) Each GRJ Restricted Person acknowledges that the covenants set forth in this Section 6.15 are reasonable in scope and are necessary to protect the legitimate business interests of Buyer, and Buyer would not enter into this Agreement but for the GRJ Restricted Persons agreeing to the restrictions set forth in this Section 6.15 and that the restrictions set forth in this Section 6.15 are ancillary to the sale of the Membership Interests by Seller to Buyer. Each GRJ Restricted Person hereby covenants and agrees that during the Restrictive Covenant Period, no GRJ Restricted Person shall directly or indirectly within the Restricted Territory:

(i) Serve, function or act as a Terminal Operator, as that term is defined in the Video Gaming Laws, or as an employee, agent, representative, owner, member, stockholder, investor, organizer, consultant, independent contractor or other role of or for a Terminal Operator or in an amusement business that is competitive with Buyer, the Company or GRA;

(ii) Serve, function or act as an employee, agent, representative, consultant, independent contractor, or otherwise, perform services, solicit Use Agreements or Amusement Agreements for or render assistance to any Terminal Operator, or any business, partnership, proprietorship, firm, or competitive entity, organization, or corporation, which services or assists or are competitive with the business, products or services of the Company or GRA in the Gaming Business or the Amusement Business; on his own behalf or for any other Person, knowingly offer, contract with, solicit or induce any officer, director, employee, customer, supplier, independent contractor or owner of a Gaming Establishment or Amusement Establishment in the Restricted Territory to enter into or execute any Use Agreement with any Terminal Operator, or to terminate such Gaming Establishment’s Use Agreement or relationship with the Company; or

(iii) On his own behalf or for any other Person, knowingly offer, contract with, solicit or induce any officer, director, or employee of Buyer, the Company or GRA to terminate its employment with Buyer, the Company or GRA other than to those persons set forth on Section 6.15(a)(iii) of the Disclosure Schedules or in response to a general solicitation.

(b) Each GRJ Restricted Person acknowledges and agrees that the Gaming Business and the Amusement Business is highly competitive and that a violation of any of the provisions of Section 6.15 would cause immediate and irreparable harm, loss and damage to Buyer not adequately compensable by a monetary award. Each GRJ Restricted Person further acknowledges and agrees that the time periods and territorial areas provided for herein are the minimum necessary to adequately protect the legitimate business interests of Buyer. Without limiting any of the other remedies available to Buyer, at law or in equity, or Buyer’s right or ability to collect money damages, each GRJ Restricted Person agrees that any actual or threatened violation of any of the provisions of Section 6.15 may be restrained or enjoined by any court of competent jurisdiction, and that a temporary restraining order or emergency, preliminary or final injunction may be issued in any court of competent jurisdiction, upon one day’s notice and without bond.

(c) The Company Operating Agreement provided in the Data Room is a true, correct and complete copy of the operating agreement (or equivalent) of the Company, including all amendments thereto, which is in full force and effect as of the date hereof (including, for the avoidance of doubt, the OA Restrictive Covenants) There have been no amendments or modifications to the Company Operating Agreement, and no steps have been taken by the managers, members, officers or directors of the Company to effect or authorize any amendment or modification to the Company Operating Agreement, and no action is pending to amend, modify or rescind the Company Operating Agreement.

(d) Buyer acknowledges and agrees that nothing in this Section 6.15 or the Company Operating Agreement restricts any GRJ Restricted Person or GE Restricted Person from owning a licensed Gaming Establishment or Amusement Establishment in the Restricted Territory following the Closing and utilizing the services of any licensed Terminal Operator such Person so chooses to service such licensed Gaming Establishment or Amusement Establishment.

Section 6.16 GE Person Buy-Out. From and after the date of this Agreement, none of the parties to any agreements described in Section 3.23 shall amend or waive the terms of such agreements without the consent of Buyer.

Section 6.17 Post-closing Payments. No later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a schedule showing the TTM GRJ TO Share as of the last day of the calendar month immediately prior to the Closing Date and the number of Baseline Locations in existence as of the date thereof (the “TO Share Schedule” with the accounting methods and conventions used in the preparation thereof being referred to as the “Accounting Conventions”).

(a) Within five (5) Business Days following the One-Year Payment Date, Buyer shall prepare and deliver to Seller (x) a schedule calculating the One-Year Payment Offset, including a description of each payment made and identifying the agreement or Incentive Program section pursuant to which such payment was made and (y) a TO Share Schedule calculating: (i) the TTM GRJ TO Share as of the One-Year Payment Date, as reported on the SciGames Reports for all Company Establishments prepared in accordance with the Accounting Conventions, and (ii) the Average Net Win Per Machine Per Day for each Company Establishment that is a Baseline Location as of the One-Year Payment Date. In the event that the TTM GRJ TO Share as of the One-Year Payment Date is at least $19 million, then Buyer shall pay to Seller an amount equal to (A) the One-Year Payment Amount minus (B) the One-Year Payment Amount Offset within thirty (30) days of the One-Year Payment Date. In the event that the TTM GRJ TO Share as of the One-Year Payment Date is less than $19 million, then Buyer shall have no obligation to pay the One-Year Payment Amount and the One-Year Payment Amount shall be deemed forfeited.

(b) Within ten (10) Business Days following the two (2) year anniversary of the Closing, Buyer shall prepare and deliver to Seller a schedule showing the number of Baseline Locations as of such two-year anniversary (the “Baseline Location Schedule”).

(c) Within five (5) Business Days following the Three-Year Payment Date, Buyer shall prepare and deliver to Seller (x) a schedule calculating the Three-Year Payment Offset, including a description of each payment made and identifying the agreement or Incentive Program section pursuant to which such payment was made and (y) a TO Share Schedule calculating: (i) the TTM GRJ TO Share as of the Three-Year Payment Date, as reported on the SciGames Reports for all Company Establishments prepared in accordance with the Accounting Conventions, and (ii) the Average Net Win Per Machine Per Day for each Company Establishment that is a Baseline Location as of the Three-Year Payment Date. In the event that the TTM GRJ TO Share as of the Three-Year Payment Date is at least $19 million, then Buyer shall pay to Seller an amount equal to (A) the Three-Year Payment Amount minus (B) the Three-Year Payment Amount Offset within thirty (30) days of the Three-Year Payment Date. In the event that the TTM GRJ TO Share as of the Three-Year Payment Date is less than $19 million, then Buyer shall have no obligation to pay the Three-Year Payment Amount and the Three-Year Payment Amount shall be deemed forfeited.

(d) Each of the One-Year Payment Amount and the Three-Year Payment Amount shall be paid by wire transfer of immediately available funds to the account or accounts designated by Seller (or its successors, if applicable) in writing to Buyer at least two (2) Business Days prior to the date of the One-Year Payment Date or the Three-Year Payment Date, as applicable.

(e) In the event Buyer assigns or transfers any Use Agreement with a Company Establishment prior to the One-Year Payment Date or the Three-Year Payment Date, as applicable, then applicable TO Share Schedule shall include the Net Terminal Income for such Company Establishment during the twelve full calendar month period prior to the occurrence of such transfer. In the event Buyer voluntarily terminates any Use Agreement with (or otherwise voluntarily removes its Video Gaming Terminals from) a Company Establishment that is not an Underperforming Establishment, then the applicable TO Share Schedule shall include the Net Terminal Income generated by such Company Establishment during the twelve full calendar month period prior to the occurrence of such termination (or removal of Video Gaming Terminals). The TO Share Schedule shall not include Net Terminal Income after the date of termination: (i) with respect to Use Agreements that have been terminated as a result of the Company Establishment electing to not renew its Use Agreement with the Company and/or Buyer (or an Affiliate of Buyer) or the voluntary or involuntary closure of the Company Establishment by the owner of such Company Establishment, or (ii) generated by an Underperforming Establishment.

(f) Each TO Share Schedule and Baseline Location Schedule delivered by Buyer to Seller shall be accompanied by a certificate of the chief financial officer of Buyer attesting to the accuracy and completeness of such schedule.

Section 6.18 Section 754 Issues. The Company will make an election pursuant to Section 754 of the Code for the tax year ending on the date that Seller becomes the owner of 100% of the Membership Interests (which date shall be the final date on which the Company shall be treated as a partnership for tax purposes and thereafter shall be treated as a disregarded entity).

Section 6.19 IGB Covenant. Buyer and Seller covenant and agree to cooperate with the IGB to ensure a smooth transition of the Video Gaming Terminals that are currently operational in Gaming Establishments and Amusement Establishments with minimal to no interruption.

Section 6.20 Exclusivity. From and after the date hereof until the earlier of the Drop Dead Date or this Agreement is terminated as provided in Article IX, Seller shall not and shall cause the Company, GRA and each of their respective Affiliates, officers, managers, employees, agents or Representatives, not to, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, provide any information to, receive any proposals or offers from, or enter into any agreement with, any third party, in each case other than the Buyer, that involves the sale, joint venture or the other disposition of all or any portion of the Company or GRA, the assets of the Company or GRA or the business of the Company or GRA or any merger, consolidation, recapitalization or other business combination of any kind involving the Company or GRA, the assets of the Company or GRA or the business of the Company or GRA, other than sales of inventory in the ordinary course of business and consistent with past practice. If Seller receives or becomes aware of any proposal, offer or proposed offer, Seller shall promptly notify Buyer with the details thereof.

Section 6.21 Release. Seller, on behalf of itself and each of its officers and managers hereby unconditionally and irrevocably acquits, remises, discharges and forever releases, effective as of the Closing, Buyer, the Company, GRA and their respective Affiliates, equityholders, partners, managers, trustees, employees, officers, directors, representatives and agents (collectively, the “Releasees”) from any and all claims and Losses of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, contract, agreement, arrangement, commitment or undertaking, whether written or oral, to the extent arising on or prior to the Closing; provided that the claims and Losses acquitted, remised, discharged and released pursuant to this Section 6.21 shall not include any rights of Seller under this Agreement and the other documents and agreements executed in consummation of the transactions contemplated by this Agreement.

Section 6.22 Schedule Supplement. From time to time prior to the date that is three (3) Business Days prior to the Closing Date, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto solely to disclose any facts that are not in existence on the date hereof but which arise prior to the Closing and which do not result from a breach of this Agreement (each, a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02 have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement as a result of the items disclosed in such Schedule Supplement, then such disclosure shall be deemed to qualify the representation or warranty with respect to which it was disclosed for purposes of determining whether Buyer is entitled to indemnification with respect to a breach of such representation or warranty.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller, the Company and GRA contained in Article III shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) as of the date of this Agreement and the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(d) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller and the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the Managers of Seller and the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(e) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller and the Company certifying to the accuracy and completeness of (i) the articles of organization of the Company and GRA, (ii) the Company Operating Agreement and GRA Operating Agreement, (iii) the certificates of good standing (or equivalent) from the Illinois Secretary of State and each other secretary of state (or equivalent) of each jurisdiction where the Company or GRA conduct business and (iv) the names and signatures of the authorized signatories of Seller authorized to sign this Agreement and the other documents to be delivered hereunder.

(f) Seller shall have delivered, or caused to be delivered, to Buyer an assignment separate from certificate, in the form attached hereto as Exhibit B, duly executed by Seller assigning the Membership Interests to Buyer free and clear of all Encumbrances.

(g) No later than two (2) Business Days prior to the Closing, Seller shall have delivered a certificate, certified by an officer of the Company and setting forth the Company’s good faith estimate of each of the following as of the Closing: (i) the Working Capital (the “Estimated Working Capital”), (ii) the Estimated Cash Reimbursement Amount, (iii) the Unredeemed Voucher Liability, (iv) the Unpaid Company Transaction Expenses (the “Estimated Unpaid Company Transaction Expenses”) and (v) the Company’s calculation of the Estimated Closing Payment based on the items set forth in clauses (i) through (iv) (such certificate, the “Closing Financial Certificate”).

(h) Buyer shall have received duly executed payoff letters and related lien releases in customary form reasonably satisfactory to Buyer in connection with the repayment of the USB Credit Agreement and the release of the liens set forth on Section 3.10(a) of the Disclosure Schedules.

(i) Concurrent with or prior to the Closing, Seller shall have consummated the GE Person Buy-Out on terms reasonably acceptable to Buyer.

(j) Concurrent with or prior to the Closing, Buyer shall have obtained the R&W Insurance Policy on terms reasonably acceptable to Buyer.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Article V shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) as of the date of this Agreement and the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.02, in each case, in form and substance reasonably satisfactory to Seller, and no such consent, authorization, order and approval shall have been revoked.

(d) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(e) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(f) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.

(g) Buyer shall have delivered to Seller the Estimated Closing Payment by wire transfer of immediately available funds to the account of Seller as set forth in the Flow of Funds Schedule.

(h) Buyer shall have delivered to Seller the Estimated Cash Reimbursement Amount by wire transfer of immediately available funds to the account of Seller as set forth in the Flow of Funds Schedule.

(i) Concurrent with or prior to the Closing, Buyer shall have obtained the R&W Insurance Policy on terms reasonably acceptable to Seller.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than Fundamental Representations and Warranties) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date (the “Survival Period”). Fundamental Representations and Warranties shall survive the Closing and shall remain in full force and effect until sixty (60) days following the expiration of the applicable statute of limitations. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Seller and Owner. Subject to the other terms and conditions of this Article VIII, Seller and Owner shall jointly and severally indemnify Buyer, its subsidiaries, Affiliates, members, managers, officers, employees and agents and the members, managers, directors, officers, employees and agents of its Affiliates (the “Buyer Indemnitees”) against, and shall hold the Buyer Indemnitees harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller, the Company or Owner contained in this Agreement or the other agreements, documents or certificates contemplated hereby;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or the other agreements, documents or certificates contemplated hereby; or

(c) any third party claim made against any Buyer Indemnitee arising from or related to the operation of the assets and businesses of Seller, the Company or GRA prior to the Closing;

(d) any Liabilities for claims, counterclaims, causes of action or demands arising out of or relating to Seller’s prior relationship with the Company or GRA or its rights or status as a member of the Company (excluding any such Liabilities arising under this Agreement and the transactions contemplated by this Agreement (other than the GE Person Buy-out);

(e) regardless of any disclosure of any matter set forth in the Disclosure Schedules, any Liabilities arising from or relating to any non-compliance with the Video Gaming Laws, any IGB rule, regulation or policy or any other state or local Laws governing or relating to gambling activities or gaming activities occurring or existing prior to the Closing;

(f) regardless of any disclosure of any matter set forth in the Disclosure Schedules, any inaccuracy in any information or calculations set forth in the Estimated Working Capital, the Estimated Cash Reimbursement Amount, the Unredeemed Voucher Liability, the Unpaid Company Transaction Expenses and the calculation of the Estimated Closing Payment; and

(g) any Taxes for which Seller is liable pursuant to Section 6.13(a) or otherwise.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify Seller and its managers, members, directors, officers, employees and agents (the “Seller Indemnitees”) against, and shall hold the Seller Indemnitees harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the other agreements, documents or certificates contemplated hereby;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or the other agreements, documents or certificates contemplated hereby;

(c) any third party claim made against any Seller Indemnitee arising from the operation of the assets and businesses of the Company and GRA from and after the Closing;

(d) any Taxes for which Buyer is liable pursuant to Section 6.13(a) or otherwise; and

(e) any Losses incurred by any Seller Indemnitee from any claims, proceedings or other litigation brought by a third party or Governmental Authority, in each case arising out of disclosures made by Buyer or TPG regarding the transactions contemplated herein in any of TPG’s filings with the U.S. Securities and Exchange Commission or the New York Stock Exchange, to the extent such disclosure is not otherwise approved by Seller in advance thereof.

Section 8.04 Certain Limitations. The Party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) (other than the Seller Fundamental Representations and Warranties) or Section 8.03(a) (other than the Buyer Fundamental Representations and Warranties), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) or Section 8.03(a) exceeds $550,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b) The aggregate amount of all Losses for which Seller and Owner shall be liable for breach of Section 8.02(a) other than for a breach of Seller Fundamental Representations and Warranties (to the extent not covered by the R&W Insurance Policy) shall not exceed $550,000 (the “Seller Cap”) and all Losses for which Seller and Owner shall be liable for breach of Section 8.02(a) in excess of the Seller Cap shall be limited to recovery from the R&W Insurance Policy (other than for a breach of Seller Fundamental Representations and Warranties; to the extent any such Losses are not covered by the R&W Insurance Policy). With respect to Losses arising pursuant to a breach of a Seller Fundamental Representation and Warranty, such Loss shall first be satisfied from the R&W Insurance Policy (to the extent covered thereby) prior to the Indemnified Party seeking satisfaction from the Indemnifying Party. The aggregate amount of all Losses for which an Indemnifying Party shall be liable for a breach of Fundamental Representations and Warranties (to the extent not covered by the R&W Insurance Policy with respect to Seller Fundamental Representations and Warranties) shall not exceed the Purchase Price less the Cash Reimbursement Amount.

(c) Payments by an Indemnifying Party pursuant to Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to first seek recovery under the R&W Insurance Policy for any Losses prior to seeking indemnification under this Agreement. To the extent any Loss is not otherwise covered by the R&W Insurance Policy, Buyer shall have the right to offset any amounts conclusively owed to any Buyer Indemnitee by any Indemnifying Parties pursuant to this Article VIII against any amounts owed by Buyer to Seller pursuant to this Agreement after Closing.

(d) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive or special damages unless otherwise awarded to a third-party in a Third-Party claim by a court of competent jurisdiction.

(e) Any qualification in the representations and warranties with respect to a Material Adverse Effect, materiality, material or similar terms will not have any effect with respect to (i) the determination of the existence of any breach of any representation or warranty or (ii) the calculation of the amount owed under a claim for indemnification pursuant to this Article VIII and such qualifiers in any such representations and warranties shall be disregarded and all claims for indemnification under this Article VIII shall be determined as if such qualifiers were not present in such representations and warranties.

(f) Notwithstanding anything to the contrary set forth herein, any claim that a Buyer Indemnitee or a Seller Indemnitee may have that arises from fraud, willful misconduct or intentional misrepresentation or omission shall not be limited by the limitations set forth in this Article VIII, including the Survival Period, the Deductible or the Seller Cap.

(g) Subject to the other applicable provisions regarding indemnification contained in this Article VIII, if Seller and Owner are obligated to reimburse or compensate the Buyer Indemnitees for any Losses in connection with a claim by any of the Buyer Indemnitees under Section 8.02(a), then indemnification for such Losses shall, subject to the applicable limitations, if any, set forth in this Article VIII, be satisfied first, from the Seller and Owner until the Seller Cap is exhausted and second, by seeking recovery under the R&W Insurance Policy, but subject to the coverage and other limitations thereof. Buyer hereby acknowledges and agrees that Buyer’s sole recourse for any Losses arising pursuant to Section 8.02(a) (other than in connection with a breach of Seller Fundamental Representations and Warranties or in connection with any fraud, intentional misrepresentations or willful misconduct) shall be limited to the Seller Cap and the amounts available for recovery under the R&W Insurance Policy.

(h) Notwithstanding anything to the contrary in this Agreement, Owner shall not be obligated to indemnify any Buyer Indemnitee pursuant to this Article VIII unless (and to the extent that) Seller has not made any payment that Seller was obligated to make under this Article VIII when such payment is required to be made hereunder.

Section 8.05 Indemnification Procedures.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a Party or an Affiliate of a Party or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced by such delay. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnified Party shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such Third-Party Claim by the Indemnified Party’s own qualified counsel. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.07) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced by reason of such delay. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement, including bringing an action in accordance with the terms of Section 10.10. The decision of such tribunal as to the validity and amount of any Direct Claim shall be non-appealable, binding and conclusive upon the parties hereto.

Section 8.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07 Exclusive Remedies. Subject to Section 10.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.11 or to seek any remedy on account of fraud by any Party.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Seller by September 30, 2019 (the “Drop Dead Date”); or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(iii) the Closing has not occurred on or prior to the Drop Dead Date.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except:

(a) as set forth in this Article IX, Section 6.07, Article X hereof;

(b) if the Deposit Conditions have been met at the time of such termination, then the Deposit shall be paid by the Escrow Agent to Seller;

(c) if the Deposit Conditions have not been met at the time of such termination, then the Deposit shall be paid by the Escrow Agent to Buyer; and

(d) that nothing herein shall relieve any Party from liability for any intentional breach of any provision hereof; provided that the Deposit shall constitute liquidated damages, and the Seller’s sole monetary remedy for breach thereof, if it is paid to Seller as provided in clause (b).

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein (including Section 6.12 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Seller shall pay all amounts payable to Fifth Third Securities.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Grand River Jackpot, LLC [***] [***] Attn: Gary Hoyer Telephone: [***] Facsimile: [***] E-mail: [***]

with a copy to:	Taft Stettinius & Hollister LLP 111 East Wacker Drive, Suite 2800 Chicago, Illinois 60601 Facsimile: 312-966-8502 E-mail: pjenson@taftlaw.com Attention: Paul T. Jenson

If to Buyer:	Accel Entertainment Gaming LLC 140 Tower Drive Burr Ridge, IL 60527 Facsimile: 630-863-7279 E-mail: [***] Attention: Andy Rubenstein

with a copy to:	Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, California 94041 Facsimile: (650) 938-5200 E-mail: dmichaels@fenwick.com Attention: David Michaels

and a copy to:	Much Shelist, P.C. 191 North Wacker Drive Suite 1800 Chicago, IL 60606 E-mail: jrubenstein@muchlaw.com Attention: Jeffrey C. Rubenstein

Section 10.03 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed provided, that Buyer may, without the other Parties’ consent, assign or transfer this Agreement or the other agreements entered into in connection herewith, in whole or in part or from time to time, to one or more of its Affiliates, but no such transfer or assignment will relieve the Buyer of its obligations hereunder. Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties shall bind and inure to the benefit of the respective heirs, successors and permitted assigns of the Parties, whether so expressed or not. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF ILLINOIS IN EACH CASE LOCATED IN THE CITY OF CHICAGO AND COUNTY OF COOK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13 IGB Review. Buyer and Seller acknowledge that this Agreement is subject to the IGB’s review of, and to the extent required by the IGB, consent to the use of this Agreement. To that end, Buyer and Seller each agree to submit this Agreement to the IGB and to cooperate with each other in obtaining the IGB’s consent, if so required. Buyer and Seller each hereby agree to modify or amend this Agreement to comply with the requirements of the IGB or any change in the Video Gaming Laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER: GRE-ILLINOIS, LLC

By:/s/ Gary L. Hoyer Name: GARY L. HOYER Title: MANAGER

COMPANY: GRAND RIVER JACKPOT, LLC By: /s/ Gary L. Hoyer Name: Gary L. Hoyer Title: CEO/President

OWNER: GREAT RIVER ENTERTAINMENT, LLC By: /s/ Gary L. Hoyer Name: Gary L. Hoyer Title: CEO/President

BUYER: ACCEL ENTERTAINMENT GAMING, LLC By: /s/ Andy Rubenstein Name: Andy Rubenstein Title: Manager